Viad Corp Announces Second Quarter Results

Income from Continuing Operations per Share of $0.27

Income Before Other Items per Share of $0.29

PHOENIX, July 27, 2012 /PRNewswire/ -- Viad Corp (NYSE:VVI) today announced second quarter 2012 income from continuing operations of $5.5 million, or $0.27 per diluted share. Viad's income before other items of $5.9 million, or $0.29 per diluted share, excludes net restructuring charges of $440,000 after tax. This compares to 2011 second quarter income before other items of $0.26 per share and the company's prior guidance of $0.08 per share to $0.19 per share. The stronger than expected results were primarily driven by better than anticipated throughput at Viad's Marketing & Events Group.

  Revenue was $246.5 million, up 3.3% from $238.7 million in 2011.
  Segment operating income was $10.5 million, up 6.4% from $9.9 million in 2011.
  Free cash flow was $6.9 million compared to an outflow of $20.3 million in 2011.
  Cash and cash equivalents were $78.0 million at June 30, 2012.
  Debt was $2.6 million, with a debt-to-capital ratio of 0.6% at June 30, 2012.

Paul B. Dykstra, chairman, president and chief executive officer, said, "Both of our business groups performed at a high level in the second quarter of 2012. Consolidated revenues for the quarter increased 3.3 percent to $246.5 million, while total segment operating income increased 6.4 percent to $10.5 million, primarily reflecting strong execution in both segments and traction gained in our on-going initiatives to expand margins and profitability in our Marketing & Events Group. Our U.S. base same-show revenues were up 6.1 percent in the quarter, marking the eighth consecutive quarter of growth. In the Travel & Recreation Group, revenues for the second quarter increased 23.2 percent to $29.5 million, driven by the additions of Alaska Denali Travel, the Banff International Hotel and the St. Mary Lodge & Resort, as well as an increase in visitor traffic across all of the attractions at our Brewster unit. We look forward to building on the momentum achieved in the first half of 2012 throughout the remainder of the year."

Business Group Highlights

	Second Quarter				June 30 Year-to-Date
($ in millions)	2012	2011	Change		2012	2011	Change

Revenue:
Marketing & Events Group:
U.S.	$ 165.5	$ 150.2	$ 15.3	10.2%	$ 372.3	$ 381.9	$ (9.5)	-2.5%
International	54.7	67.0	(12.3)	-18.4%	112.4	120.9	(8.5)	-7.0%
Intersegment eliminations	(3.2)	(2.4)	(0.8)	-32.5%	(5.8)	(3.7)	(2.1)	-55.9%
Total	216.9	214.7	2.2	1.0%	479.0	499.1	(20.1)	-4.0%
Travel & Recreation Group	29.5	24.0	5.6	23.2%	36.2	29.7	6.5	21.9%
Total	$246.5	$ 238.7	$ 7.8	3.3%	$515.2	$ 528.8	$ (13.6)	-2.6%

Segment operating income (loss):
Marketing & Events Group:
U.S.	$ 5.6	$ 0.2	$ 5.4	**	$12.8	$ 18.1	$(5.3)	-29.3%
International	2.3	6.7	(4.3)	-64.7%	6.2	10.4	(4.2)	-40.5%
Total	7.9	6.9	1.1	15.5%	19.0	28.6	(9.5)	-33.4%
Travel & Recreation Group	2.6	3.0	(0.4)	-14.3%	(3.0)	(1.5)	(1.5)	**
Total	$10.5	$ 9.9	$ 0.6	6.4%	$ 16.0	$ 27.1	$ (11.1)	-40.9%

Operating margins:
Marketing & Events Group	3.7%	3.2%	50bps		4.0%	5.7%	(170)bps
Travel & Recreation Group	8.7%	12.6%	(390)bps		-8.3%	-4.9%	(340)bps
Total	4.3%	4.1%	20bps		3.1%	5.1%	(200)bps
** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Marketing & Events Group
For the 2012 second quarter, the Marketing & Events Group's revenue was $216.9 million with operating income of $7.9 million, which exceeded the company's prior guidance. As compared to the 2011 quarter, revenue was up $2.2 million or 1.0 percent and operating income was up $1.1 million or 15.5 percent. The increases from 2011 were driven primarily by same-show growth, new business wins and continued focus on margin improvement, which more than offset the effect of negative show rotation revenue of approximately $9 million as compared to the 2011 quarter.

U.S. segment revenue was $165.5 million with operating income of $5.6 million, up $15.3 million and $5.4 million, respectively, from the 2011 quarter. The increases were driven primarily by net positive show rotation revenue of approximately $5 million, base same-show growth, new business wins and continued focus on margin improvement. Base same-show revenues, or revenues derived from shows that take place in the same city during the same quarter each year, increased 6.1 percent to $58.3 million compared to $54.9 million in the second quarter of 2011.

International segment revenue was $54.7 million with operating income of $2.3 million, down $12.3 million and $4.3 million, respectively, from the 2011 quarter. The declines were primarily driven by net negative show rotation revenue of approximately $14 million. Additionally, foreign exchange rate variances had an unfavorable impact on revenue and operating income of $2.7 million and $117,000, respectively, as compared to the 2011 quarter.

Dykstra said, "The Marketing & Events Group executed very well in the second quarter. The GES team was successful in achieving revenue growth, despite negative show rotation of $9 million, and in driving more revenue to the bottom line through diligent labor management, tight control of discretionary spending and efforts to optimize our U.S. service delivery network. During the quarter, GES produced the WINDPOWER Conference and Exhibition in Atlanta on June 3-6. This was the first of five annual events awarded to GES by the American Wind Energy Association in a notable contract win in the fourth quarter of 2011. We are gratified to have won this business and we look forward to a very successful collaboration in the coming years. All in all, we are pleased with the results of the quarter."

Travel & Recreation Group
For the 2012 second quarter, Travel & Recreation Group revenue was $29.5 million with operating income of $2.6 million, in line with the company's prior guidance. As compared to the 2011 quarter, revenue was up $5.6 million or 23.2 percent, while operating income was down $429,000. Excluding the effect of foreign exchange rate variances, which negatively impacted revenue and operating income by $1.2 million and $287,000, respectively, revenue was up $6.7 million and operating income was down $142,000 as compared to the 2011 quarter. The acquisitions of Alaska Denali Travel (formerly referred to as Alaskan Park Properties), the Banff International Hotel and the St. Mary Lodge & Resort added $4.3 million in revenue at essentially breakeven operating results reflecting the seasonally slow period for these properties. The remaining revenue increase was driven by organic growth, primarily at Brewster's attractions. Second quarter 2012 operating results also reflect higher overhead expenses versus the 2011 quarter, including increased performance-based incentives due to the expectation of stronger full year performance, as well as additional resources to support the company's growth strategy.

Dykstra said, "Our Travel & Recreation Group got off to a solid start for its 2012 high season, with strong growth in passenger volumes across Brewster's attractions and an increase in room nights sold at Glacier Park. Our newly acquired properties are totally operational and poised to contribute for a full summer vacation season and to strong third quarter results. In early July we started construction on the Glacier Discovery Walk attraction in Jasper National Park in Alberta, Canada. The Glacier Discovery Walk will provide an immersive, interpretive guided experience focusing on the unique ecosystem, glaciology, and the natural and aboriginal history of the Columbia Icefield area in the Canadian Rockies. We look forward to its opening in mid-2013."

2012 Outlook
Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, "We continue to expect 2012 full year results to substantially improve over 2011, with strong growth from both the Marketing & Events Group and the Travel & Recreation Group. We expect that the efficiencies and the cost structure improvements achieved in the streamlining of our Marketing & Events Group operations will continue through the second half of the year and beyond. Additionally, we will benefit from work that Melville GES, the U.K.-based unit of our Marketing & Events Group, is doing at the 2012 London Summer Olympic Games. We are working at a large number of venues in London, on a wide variety of projects, to support the smooth and seamless execution of the 2012 Summer Games. Melville GES, the market leader in the U.K., is highly regarded for its expertise and capabilities to successfully execute on an event of this magnitude. We are honored to have a hand in this iconic international event.

"As it relates to our high-margin Travel & Recreation Group, we expect revenues to increase by about 18 percent, fueled by our recent acquisitions and organic growth, including full availability of the rooms that were closed for renovation at Many Glacier Hotel in 2011."

2012 Full Year Guidance

Marketing & Events Group

  Total revenue is expected to increase at a single-digit rate compared to 2011.
    Base same-show revenue is expected to increase at a mid-single-digit rate in the U.S. Base same shows are defined as shows that take place in the same city during the same quarter each year.
    Show rotation is not expected to have a meaningful impact on full year revenue.
    First quarter show rotation negatively impacted revenue by approximately $47 million.
    Second quarter show rotation negatively impacted revenue by approximately $9 million.
    Third quarter show rotation is expected to positively impact revenue by approximately $50 million.
    Fourth quarter show rotation is expected to positively impact revenue by approximately $5 million.
    Exchange rate variances are expected to negatively impact revenue by approximately $7 million versus 2011.
  Operating income is expected to improve by $9 million to $13 million, driven primarily by continued improvements in U.S. segment profitability.

Travel & Recreation Group

  Revenue is expected to increase by approximately 18 percent from 2011, which is down slightly from prior guidance due to revised foreign exchange rate assumptions. Exchange rate variances are expected to negatively impact revenue by approximately $3 million versus 2011.
  Operating margins are expected to be comparable to 2011 margins of 19.8 percent.

Corporate & Other

  Corporate activities expense is expected to approximate $9 million.
  Exchange rates are assumed to approximate $0.99 U.S. Dollars per Canadian Dollar and $1.57 U.S. Dollars per British Pound (on a weighted-average basis). Currency translation is expected to negatively impact income by approximately $0.05 per share.
  The effective tax rate on income before other items is assumed to approximate 35 percent, as compared to 31.4 percent in 2011.

2012 Third Quarter Guidance
For the third quarter, Viad's income per share is expected to be in the range of $0.73 to $0.83. This compares to third quarter 2011 income before other items of $0.06 per share. Revenue is expected to be in the range of $277 million to $293 million as compared to $216.2 million in the 2011 third quarter. Segment operating income is expected to be in the range of $26.5 million to $30 million as compared to $5.4 million in the 2011 third quarter. The expected increases reflect positive show rotation and continued same-show growth, additional revenues related to the London Olympics and ongoing focus on margin improvement from the Marketing & Events Group, the acquisitions of Alaska Denali Travel and the Banff International Hotel, and organic growth from the Travel & Recreation Group.

Implicit within this guidance, are the following group revenue and operating income expectations:

($ in millions)	Group Revenue				Group Operating Income (Loss)
		2012 Guidance				2012 Guidance
	2011	Low End	High End		2011	Low End	High End

Marketing & Events Group	$ 151.7	$ 205.0	to	$ 215.0	$ (20.2)	$ (3.5)	to	$(1.0)
Travel & Recreation Group	$ 64.5	$ 72.5	to	$77.5	$ 25.6	$ 29.5	to	$ 31.5

Conference Call and Web Cast
Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2012 results on Friday, July 27 at 9 a.m. (ET). To join the live conference, call (800) 857-4380, passcode "Viad," or access the webcast through Viad's Web site at www.viad.com. A replay will be available for a limited time at (888) 568-0721 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists and affiliates, and its Travel & Recreation Group, comprised of Brewster, Glacier Park, Inc. and Alaska Denali Travel. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the Private Securities Litigation Reform Act of 1995, Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad's businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad's annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

Contacts: Joe Diaz Lytham Partners (602) 889-9660 diaz@lythampartners.com	Carrie Long Viad Corp (602) 207-2681 IR@viad.com

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Revenues	$ 246,450	$ 238,692	$ 7,758	3.3%	$ 515,222	$ 528,790	$ (13,568)	-2.6%

Segment operating income	$ 10,498	$ 9,862	$ 636	6.4%	$ 16,031	$ 27,121	$ (11,090)	-40.9%
Corporate activities (Note A)	(2,187)	(1,576)	(611)	-38.8%	(3,964)	(2,847)	(1,117)	-39.2%
Restructuring charges (Note B)	(678)	(1,206)	528	43.8%	(2,903)	(1,475)	(1,428)	-96.8%
Net interest expense	(179)	(204)	25	12.3%	(368)	(402)	34	8.5%
Income before income taxes	7,454	6,876	578	8.4%	8,796	22,397	(13,601)	-60.7%
Income taxes	(2,253)	(2,588)	335	12.9%	(2,780)	(8,488)	5,708	67.2%
Income from continuing operations	5,201	4,288	913	21.3%	6,016	13,909	(7,893)	-56.7%
Income from discontinued operations (Note C)	639	-	639	**	639	-	639	**
Net income	5,840	4,288	1,552	36.2%	6,655	13,909	(7,254)	-52.2%
Net loss attributable to noncontrolling interest	250	197	53	26.9%	462	363	99	27.3%
Net income attributable to Viad	$ 6,090	$ 4,485	$ 1,605	35.8%	$ 7,117	$ 14,272	$ (7,155)	-50.1%

Amounts Attributable to Viad Common Shareholders:
Income from continuing operations	$ 5,451	$ 4,485	$ 966	21.5%	$ 6,478	$ 14,272	$ (7,794)	-54.6%
Income from discontinued operations	639	-	639	**	639	-	639	**
Net income	$ 6,090	$ 4,485	$ 1,605	35.8%	$ 7,117	$ 14,272	$ (7,155)	-50.1%

Diluted income per common share (Note D):
Income from continuing operations
attributable to Viad common shareholders	$ 0.27	$ 0.22	$ 0.05	22.7%	$ 0.32	$ 0.70	$ (0.38)	-54.3%
Income from discontinued operations
attributable to Viad common shareholders	0.03	-	0.03	**	0.03	-	0.03	**
Net income attributable to Viad common
shareholders	$ 0.30	$ 0.22	$ 0.08	36.4%	$ 0.35	$ 0.70	$ (0.35)	-50.0%

Basic income per common share (Note D):
Income from continuing operations
attributable to Viad common shareholders	$ 0.27	$ 0.22	$ 0.05	22.7%	$ 0.32	$ 0.70	$ (0.38)	-54.3%
Income from discontinued operations
attributable to Viad common shareholders	0.03	-	0.03	**	0.03	-	0.03	**
Net income attributable to Viad common
shareholders	$ 0.30	$ 0.22	$ 0.08	36.4%	$ 0.35	$ 0.70	$ (0.35)	-50.0%

Common shares treated as outstanding for
income per share calculations:
Weighted-average outstanding shares	19,716	19,816	(100)	-0.5%	19,680	19,797	(117)	-0.6%

Weighted-average outstanding and potentially dilutive shares	19,986	20,121	(135)	-0.7%	19,950	20,102	(152)	-0.8%

** Change is greater than +/- 100 percent

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A) Corporate Activities — The increase in corporate activities expense for the six months ended June 30, 2012 was primarily due to costs related to the amendment and restatement of the Company's shareholder rights plan and higher legal costs related to employee benefits associated with previously divested operations.

(B) Restructuring Charges — During the six months ended June 30, 2012 and 2011, Viad recorded restructuring charges of $2.9 million ($1.8 million after-tax) 'and $1.5 million ($905,000 after-tax), respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of facility consolidations as well as the elimination of certain positions.

(C) Income from Discontinued Operations — Income from discontinued operations of $639,000 related to the sale of land associated with previously sold operations.

(D) Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended June 30,				Six months ended June 30,
(000 omitted, except per share data)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Net income attributable to Viad	$ 6,090	$ 4,485	$ 1,605	35.8%	$ 7,117	$ 14,272	$ (7,155)	-50.1%
Less: Allocation to nonvested shares	(163)	(111)	(52)	-46.8%	(194)	(370)	176	47.6%
Net income allocated to Viad common shareholders	$ 5,927	$ 4,374	$ 1,553	35.5%	$ 6,923	$ 13,902	$ (6,979)	-50.2%

Weighted-average outstanding shares	19,716	19,816	(100)	-0.5%	19,680	19,797	(117)	-0.6%

Basic income per common share attributable to
Viad common shareholders	$ 0.30	$ 0.22	$ 0.08	36.4%	$ 0.35	$ 0.70	$ (0.35)	-50.0%

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Income before other items (Note A):
Income from continuing operations
attributable to Viad	$ 5,451	$ 4,485	$ 966	21.5%	$ 6,478	$ 14,272	$ (7,794)	-54.6%
Restructuring charges, net of tax	440	740	(300)	40.5%	1,833	905	928	**
Income before other items	$ 5,891	$ 5,225	$ 666	12.7%	$ 8,311	$ 15,177	$ (6,866)	-45.2%

(per diluted share)

Income before other items:
Income from continuing operations
attributable to Viad	$ 0.27	$ 0.22	$ 0.05	22.7%	$ 0.32	$ 0.70	$ (0.38)	-54.3%
Restructuring charges, net of tax	0.02	0.04	(0.02)	50.0%	0.09	0.05	0.04	-80.0%
Income before other items	$ 0.29	$ 0.26	$ 0.03	11.5%	$ 0.41	$ 0.75	$ (0.34)	-45.3%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Adjusted EBITDA (Note A):
Net income attributable to Viad	$ 6,090	$ 4,485	$ 1,605	35.8%	$ 7,117	$ 14,272	$ (7,155)	-50.1%
Income from discontinued operations	(639)	-	(639)	**	(639)	-	(639)	**
Interest expense	302	380	(78)	20.5%	660	792	(132)	16.7%
Income taxes	2,253	2,588	(335)	12.9%	2,780	8,488	(5,708)	67.2%
Depreciation and amortization	8,041	7,322	719	-9.8%	15,000	14,293	707	-4.9%
Adjusted EBITDA	$ 16,047	$ 14,775	$ 1,272	8.6%	$ 24,918	$ 37,845	$ (12,927)	-34.2%

	Three months ended June 30,				Six months ended June 30,
(000 omitted)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by (used in)
operating activities	$ 14,200	$ (14,377)	$ 28,577	**	$ 16,985	$ 5,967	$ 11,018	**
Less:
Capital expenditures	(6,540)	(5,118)	(1,422)	-27.8%	(14,088)	(12,795)	(1,293)	-10.1%
Dividends paid	(810)	(815)	5	0.6%	(1,623)	(1,630)	7	0.4%
Free cash flow (outflow)	$ 6,850	$ (20,310)	$ 27,160	**	$ 1,274	$ (8,458)	$ 9,732	**

** Change is greater than +/- 100 percent

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

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